Exhibit 4.3


                            OPEN JOINT STOCK COMPANY
         LONG-DISTANCE AND INTERNATIONAL TELECOMMUNICATIONS "ROSTELECOM"
                                   (as seller)

                                       and

                           CLOSED JOINT STOCK COMPANY
                             RAIFFEISENBANK AUSTRIA
                                   (as buyer)

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                        STOCK SALE AND PURCHASE AGREEMENT
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                        STOCK SALE AND PURCHASE AGREEMENT
                                  No. 449-03-4

This Stock Sale and Purchase Agreement ("Agreement") is made on this 27 day of October 2003 in Moscow by and between:

(1) Closed Joint Stock Company "Raiffeisenbank Austria" (the "Buyer") established under the laws of Russian Federation, acting on the basis of Brokerage Agreement dated September 08, 2003 # 70066 (concluded between the Buyer acting as a broker and a client of the Buyer (the "Client"), represented by Michel P. Perhirin, Chairman of the Board, acting on the basis of the Charter, and

(2) Open Joint Stock Company Long-Distance and International Telecommunications "Rostelecom" (the "Seller") organised in accordance with the laws of the Russian Federation represented by Mr. Sergei Ivanovich Kouznetsov, General Director, acting on the basis of the Charter,

(together, the "Parties" and separately, a "Party").

THE PARTIES AGREE as follows:

1.   SUBJECT OF AGREEMENT

The Seller agrees to transfer title to and the Buyer, acting in its own name and at the expense of the Client, agrees to accept and pay for 460 319 (four hundred sixty thousand three hundred nineteen) common registered non-documentary shares in the Open Joint Stock Company "RTC-Leasing" (of which 54 000 (fifty four thousand) shares are shares of the second issue, and 406 319 (four hundred six thousand three hundred nineteen) shares are shares of the third issue) (state registration numbers of the issues, respectively: 73-1-7973 of 17 April 1997 and 1-03-01154-N of 21 February 2002), nominal value 10 Rubles per share (the "Shares"), comprising, as rounded to one thousandth of percent, 11,026 (eleven 26/1000) percent of the charter capital of Open Joint Stock Company "RTC-Leasing" (the "Company"), on the terms and conditions of this Agreement.

2.   TRANSFER OF TITLE

(1) All rights to the Shares shall be transferred to the Buyer as of the moment of making the entry in the register of shareholders of the Company (the "Shareholders' Register") from the Seller's name to the Buyer's name.

(2) The Seller shall file the transfer order in respect of the Shares in accordance with legislation of the Russian Federation in force and requirements of the registrar (the "Registrar") maintaining the Shareholders' Register as well as any documents to be presented to transfer the rights to the Shares with the Shareholders' Register, within 5 (five) business days from the execution date of this Agreement. The Seller shall indicate in the transfer order the information set forth in Schedule A hereto.

(3) The Seller shall provide the Buyer with the Registrar's notice (the "Registrar's Notice") of transfer of the title to the Shares to the Buyer. If the Seller is unable to provide the Seller with the Registrar's Notice within five (5) business days following the date of transfer of the title to the Shares to the Buyer, the Seller shall, (i) without delay, notify the Buyer of this fact, and provide the Buyer with a copy of the Sellers' request for the Registrar's Notice delivered to the Registrar, and (ii) use any and all possible efforts to furnish or make available to the Buyer, at the Seller's cost and expense, information of the Registrar duly executed and signed by an authorised representative of the Registrar, received by request of the Company, with a statement that the Buyer is a registered person in respect of the Shares in accordance with the Shareholders' Register. Notwithstanding any provisions herein to the contrary,

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     the Buyer shall request the Registrar for a extract from the Shareholders'
     Register within three (3) business days of receipt of the notice of the Seller mentioned in section (i) of clause 2 (3) hereof.

3.   PAYMENTS

(1) The Buyer shall pay to the Seller for the transfer of title to the Shares the amount (the "Purchase Price") of 301 481 481 (three hundred one million four hundred eighty one thousand four hundred eighty one) Russian rubles within 2 (two) business days (i) following the date of receipt of the Registrar's Notice by the Buyer, or (ii) from the date on which the Buyer receives the information of the Registrar as set out in section (ii) of clause 2 (3) of this Agreement, or (iii) following the date on which the Buyer receives the extract from the Shareholders' Register stating that the Buyer is a registered person in respect of the Shares in accordance with the Shareholders' Register, whichever shall occur earlier.

(2) Amounts to be paid under this Agreement shall be paid by bank transfer to the relevant account set out at the end of this Agreement. The Seller's obligation to pay the Purchase Price or any part of the Purchase Price shall be considered to have been fulfilled as of the moment when (i) the monetary funds are credited to the Buyer's bank account if a fund transfer is executed over Parties' accounts open within a credit institution, or
     (ii) in any other cases, when the monetary funds are credited to the correspondent account of the credit organization servicing the Buyer's bank account.

(3)  All payments hereunder shall be effected in the Russian rubles.

4.   DEFAULT

If the Seller has committed a material breach of provisions of this Agreement and such breach remains uncured for thirty (30) calendar days as of the date of receipt by the Seller of the Buyer's notice, then the Buyer, by written notice to the Seller and without recourse to courts, may at its discretion either proceed with the fulfillment of this Agreement or terminate this Agreement pursuant to clause 5 of this Agreement.

If:

-    The Buyer fails to pay any sum due from it as specified in this Agreement;
     or

- any representation or warranty made by the Buyer in this Agreement is or proves to have been incorrect or misleading when made, provided that such incorrect or misleading representation or warranty has a material adverse effect on the Buyer 's ability to duly perform its obligations and/or on the rights of the Seller hereunder; or

- the Buyer is unable to make payments under this Agreement as they fall due, or any steps are taken by the Buyer, any Russian agency or any third party for the liquidation of or for the appointment of a receiver, administrator or similar official of the Buyer; or

- the Buyer has committed a material breach of provisions of this Agreement and and such breach remains uncured for thirty (30) calendar days as of the date of receipt by the Buyer of the Seller's notice;

then, and in any such case, the Seller, by written notice to the Buyer and without recourse to courts, may at its discretion either proceed with the fulfillment of this Agreement or terminate this Agreement pursuant to clause 5 of this Agreement.

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5.   TERMINATION AND INDEMNITY

(1) If any Party terminates this Agreement pursuant to clause 4 (1) or 4 (2) of this Agreement, the other Party shall indemnify the terminating Party against all its reasonable costs relating to the negotiation, preparation, signing, or termination of this Agreement.

(2) Upon termination as provided by clause 4 (1) or 4 (2) hereof, this Agreement shall be of no further force or effect, and no Party shall have any further obligation for further performance of this Agreement or any of its terms, except for clauses 5, 8, 10, 12 and 13 hereof, which shall survive the termination of this Agreement.

(3) Upon termination of this Agreement by either Party, each Party shall be required to return to the other Party everything received from the other Party. For the avoidance of doubt, upon termination by either Party, the Buyer shall transfer the Shares back to the Seller, and the Seller shall return to the Buyer the amounts paid towards the Purchase Price by the Buyer, in addition to any indemnity provisions set out below.

(4)  The Seller and the Buyer agree that:

     - The Buyer shall be liable to indemnify and hold harmless the Seller from and against losses in full, including those associated with any claims, losses, liabilities, damages, reasonable costs and reasonable expenses, arising out of the termination of this Agreement pursuant to clause 4 (2) hereof. Money becoming due from the Buyer to the Seller under the indemnities contained in this clause shall be paid on demand made by the Seller and shall be paid together with interest thereon at double interest rate of the Central Bank of the Russian Federation from the date of demand to the date of payment by the Buyer to the Seller, and

     - The Seller shall be liable to indemnify and hold harmless the Buyer from and against losses in full, including those associated with any claims, losses, liabilities, damages, reasonable costs and reasonable expenses, arising out of the termination of this Agreement pursuant to clause 4 (1) hereof. Money becoming due from the Seller to the Buyer under the indemnities contained in this clause shall be paid on demand made by the Seller and shall be paid together with interest thereon at double interest rate of the Central Bank of the Russian Federation from the date of demand to the date of payment by the Seller to the Buyer.

6.   FORCE MAJEURE

(1) The parties shall not be liable for the consequences of any delay, failure or inability to discharge an obligation under this Agreement for reasons beyond their reasonable control. Such events will include, but not be limited to any law, order, regulation or threat of any governmental or other authority prohibiting activities which are the subject of this Agreement, or actions of the Registrar which prevent completion of this Agreement (a "Force Majeure Event").

(2) If either Party becomes aware of a Force Majeure Event it shall, on becoming so aware, notify the other Party of the event.

(3) If a Force Majeure Event causes a delay in the performance of this Agreement the Parties may agree to terminate this Agreement.

7.   WARRANTIES

The Seller and Buyer represent and warrant that they have the requisite power to enter into this Agreement and perform their obligations under this Agreement and that this power is duly established and not in violation of any agreements or the legislation of the Russian Federation.

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The Seller represents and warrants that it has the requisite power to dispose of the Shares, and the Seller is the owner of the Shares.

The Seller represents and warrants that the Shares are free and clear from any third party lien, charge interest or encumbrance or other Shares interest.

The Buyer represents and warrants that Brokerage Agreement dated September 08, 2003 # 70066 concluded between the Buyer and the Client provides that the broker shall perform any securities transactions with third persons in its own name and at the expense of the Client.

The Buyer represents and warrants that it has duly opened and maintains an account with the Registrar in order to receive the Shares upon their transfer from the Seller.

The Parties hereby acknowledge that their respective representations and warranties set out in this Clause 7 are true, accurate and not misleading as of the date of signing of this Agreement; such representations and warranties shall be deemed repeated in full at (i) the date of the transfer of title to the Shares, and (ii) except for the representations and warranties made by the Seller in clauses 7 (2) and 7 (3) hereof, the date of payment of the Purchase Price.

8.   CONFIDENTIALITY

(1) Neither Party shall disclose any information about the other Party obtained as a result of, or in connection with, entry into this Agreement, except as provided for in this Agreement or where required by the Client or according to applicable legislation or any court order or when required to do so by any fiscal or regulatory body.

(2) No public announcement, communication or circular concerning the transactions referred to in this Agreement may be made or dispatched at any time by either Party without having first obtained written consent of the other Party, which must not unreasonably withhold or delay giving consent.

9.   ASSIGNMENT

Neither Party may assign or transfer any of its rights and obligations under this Agreement without the prior written consent of the other Party.

10.  NOTICES

Except as otherwise expressly provided in this Agreement, all notices shall be in writing and mailed, telecopied or hand delivered to the address set out below in this clause 10. All such notices shall be effective when received by the receiving Party.

With respect to the Buyer to:

     ZAO Raiffeisenbank Austria
     Russian Federation
     129090 Moscow
     17/1 Troitskaya
     Fax: (095) 721 99 01
     Attn: Head of Securities Operations and Custody Service Dept.

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With respect to the Seller to:

     OAO Rostelecom
     Russian Federation
     125047 Moscow
     14, ul. 1st Tverskaya-Yamskaya
     Fax: (095) 787 2850
     Attn: Finance Director

11.  FURTHER ASSURANCE

Each Party shall, at its own expense, promptly take such steps and execute such documents as shall be necessary or desirable to give effect to the provisions of this Agreement.

12.  GOVERNING LAW

This Agreement shall be governed by and construed in accordance with legislation of Russia. Any dispute arising under this Agreement shall be resolved exclusively through the International Commercial Arbitration court at the Chamber of Commerce and Industry of the Russian Federation, Moscow, Russian Federation without resort to other courts.

13.  MISCELLANEOUS

     (1) Each of the Parties shall pay its own expenses which may arise in connection with this Agreement as well as expenses relating to the negotiation, preparation, signing and implementation by the Parties of this Agreement and of all other documents referred to in it.

     (2) Amendments and additions to this Agreement will only be valid if they are in written form and signed by duly authorized representatives of both Parties.

     (3) This Agreement is valid from the date of its signing by both Parties and shall be valid until all obligations of the Parties under it have been fulfilled or the Agreement is terminated by the agreement of both Parties or in accordance with clause 4 of this Agreement.

     (4) This Agreement is made in two originals, one for each Party. The originals of the Agreement shall have equal legal force.

     (5) In the event of any inconsistency between the English and Russian texts of this Agreement, the Russian shall prevail.


          On behalf of the Seller:                    On behalf of the Buyer:
          Authorized Signatory:                       Authorized Signatory:

          _______/signed/____________                 _______/signed/___________
          S.I. Kouznetsov                             Michel P. Perhirin
          General Director                            Chairman of the Board


          Authorized Signatory:                       Authorized Signatory:

          _______/signed/____________                 _______/signed/___________
          A.A. Lutsky                                 E.Yu. Soukhoveeva
          Chief Accountant                            Chief Accountant

          [Seal]                                      [Seal]

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